Exhibit 10.12

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Bristol Hotels & Resorts, a Delaware corporation (the “Company”), and Jeffrey P. Mayer (the “Executive”) is entered into on July 1, 1999 (the “Commencement Date”).

      In consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

      1.  Employment.  The Company will continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions set forth herein.

      2.  Term.  The term of this Agreement (the “Term”) will commence as of the Commencement Date and, subject to Section 8, will expire on the day before the fourth anniversary of the Commencement Date; provided, however, that commencing on the fourth anniversary of the Commencement Date and each anniversary thereafter the Term will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 90 calendar days prior to the otherwise scheduled expiration of the Term, that it or he does not want the Term to so extend.

      3.  Title, Duties, Responsibilities and Authority of the Executive.  During the Term, and in accordance with the Company’s Bylaws, the Executive will be the Chief Financial Officer of the Company and will have such duties and responsibilities as may from time to time be assigned to him by the Board of Directors (the “Board”), the Chief Executive Officer or the Chief Operating Officer of the Company consistent with such position. Subject to Section 8, neither the Executive’s title nor the scope of the Executive’s duties, responsibilities or authority may be reduced at any time during the Term. The Executive also will serve, without additional compensation, as an officer or director, or both, of any subsidiary or affiliate of the Company or any other entity in which the Company has an equity interest if elected to any such position in accordance with the constituent documents of and laws applicable to such entity, provided, however, that the Company will indemnify the Executive from liabilities in connection with serving in any such capacity to the same extent as the Executive is indemnified in the performance of his duties with the Company. The Executive will devote substantially all of his time during normal business hours and his best efforts, full attention and energies to the business and affairs of the Company (excluding reasonable amounts of time devoted to charitable purposes, passive investments and directorships and periods in which he is physically or mentally ill, injured or otherwise disabled).

      4.  Cash Compensation.

(a) Salary. The Executive’s base salary will be $275,000 per year during the Term, payable monthly or as otherwise payable for other executive officers of the Company from time to time. As of January 1 of each calendar year during the Term, such base salary will be reviewed and may be increased (but not decreased), as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. If the Executive’s base salary is reduced below the then-current amount at any time during the Term, then Executive shall have the right to terminate this Agreement pursuant to Section 8(b) or 8(d) hereof, as the case may be.

(b) Incentive Bonus. For each fiscal year of the Company during the Term, the Executive will be eligible to receive an annual performance bonus. The actual amount of such bonus, if any, will be determined based upon the Executive’s achievement of individual and corporate performance objectives established by the Compensation Committee pursuant to this Agreement or pursuant to any bonus plan in effect for the other executive officers of the Company from time to time. The Compensation Committee will determine in its sole discretion whether the performance objectives established for Executive have been met by Executive for any fiscal year, and such determination will binding upon Executive. Such bonus, if any, will be payable in cash at such time as bonuses are payable to other executive officers of the Company, and Executive will not be entitled to any such bonus until the Compensation Committee has determined and authorized the amount and payment of the bonus to Executive.

(c) Other Bonuses. In addition to any bonuses that Executive may receive under Section 4(b) above, Executive may be eligible to receive a bonus in the event that the Company completes one or more transactions that significantly increases the number of hotels in its portfolio or otherwise materially increases the Company’s earnings or free cash flow potential. If a major transaction is completed, the Compensation Committee shall evaluate the overall economic impact of the transaction and establish an appropriate deal bonus for Executive. The determination of whether any such transaction has occurred will be made by the Compensation Committee in its sole discretion, and such determination will be binding upon Executive. In addition, the actual amount of such bonus, if any, will be determined by the Compensation Committee in its sole discretion. Executive will not be entitled to any such bonus until the Compensation Committee has determined and authorized the amount and payment of the bonus to Executive.

      5.  Options and Restricted Stock.

(a) On the date hereof, the Company will grant to Executive non-qualified stock options pursuant to the Company’s 1998 Equity Incentive Plan (the “Equity Incentive Plan”) to acquire 80,000 shares of the common stock, par value $.01 per share (the “Common Stock”), of the Company. Such options will have an exercise price of $6.38 per share and will vest over a four-year period, with 25% of the options (i.e., 20,000 options) vesting on each anniversary of the date of grant, with such options being fully vested on the fourth anniversary of the date of grant. Such options will be evidenced by a stock option agreement to be entered into between Executive and the Company substantially in the form of the stock option agreement required by the Equity Incentive Plan. Executive acknowledges that such options will be in respect of his compensation package for both 1999 and 2000 and, accordingly, Executive will not receive any option grants in 2000 unless the Compensation Committee determines otherwise in its sole discretion.

(b) On the date hereof, the Company will grant to Executive 50,000 shares of “restricted stock” pursuant to the Equity Incentive Plan. Such shares will vest over a four-year period with 25% of the shares (i.e., 12,500 shares) vesting on each anniversary of the date of grant, with such shares being fully vested on the fourth anniversary of the date of grant. Such shares will be evidenced by a restricted stock agreement to be entered into between Executive and the Company substantially in the form of the agreement required by the Equity Incentive Plan.

(c) In addition, the Executive will be eligible to participate in any subsequent awards of options or other equity rights that are made under the Equity Incentive Plan during the Term, at such levels and on such terms as may be determined by the Compensation Committee in its sole discretion.

      6.  Benefits.

(a) Participation in Plans. During the Term, the Executive will be entitled to participate in all retirement and welfare plans and programs of the Company in which executive officers of the Company participate. The Executive’s rights under such plans and programs will be governed by the terms thereof and will not be enlarged hereunder or otherwise affected hereby.

(b) Amendment or Termination. The Executive acknowledges that the Company, in its sole discretion, may amend or terminate any such plan at any time.

7. Expenses. The Company will pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company in effect from time to time for other executive officers of the Company.

      8.  Termination.

(a) Termination of Employment. The Executive’s employment hereunder may be terminated by the Company or the Executive for any reason, or without reason, by written notice as provided in Section 13. Subject to the following provisions of this Section 8 and any benefit continuation requirements of applicable law, in the event that the Executive’s employment hereunder is terminated during the Term by the Company or the Executive, the compensation and benefit obligations of the Company under this Agreement will cease as of the effective date of such termination, except (i) for any compensation and benefits earned or accrued but unpaid through such date and (ii) as otherwise provided in this Section 8. Certain capitalized terms used in this Section 8 are defined in Section 8(i).

(b) Termination by the Company or Executive Within One Year after a Change of Control. If a Change of Control shall occur during the Term and any of the following shall occur: (i) the Executive’s employment hereunder is terminated by the Company during the period commencing on the effective date of the Change of Control and ending one year thereafter other than for Cause or as a result of the Executive’s death or Disability, (ii) during such one-year period Executive’s base salary is reduced by the Board of Directors or the Compensation Committee below the amount of Executive’s base salary as in effect immediately prior to the effective date of the Change of Control and, within one month after such reduction, Executive terminates this Agreement, or (iii) at any time during such one-year period neither J. Peter Kline nor John A. Beckert holds the position of Chief Executive Officer (or if there is no position of Chief Executive Officer, then neither holds the position of President) or equivalent position (in the case of a legal entity that is not a corporation) of the Company or any successor company to the Company resulting from the Change of Control and, within one month after such time, Executive terminates this Agreement; then in any such event the Company will pay the amount and make available the benefits specified below:

(i) Cash Payment. The Executive will receive an amount equal to two times the average of his total cash compensation (including bonus) for the preceding two calendar years. Such payment will be made in a single lump sum within 15 calendar days after the effective date of the Executive’s termination of employment with the Company (the “Termination Date”).

(ii) Welfare Benefits. During the two-year period beginning on the Termination Date (the “Two-Year Severance Period”), the Company will continue to provide the Executive with any welfare benefits that he was receiving from the Company immediately prior to the Termination Date (“Welfare Benefits”). Such Welfare Benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the cost of benefits or coverage) under which the Executive was entitled to participate immediately prior to the termination Date. Such Welfare Benefits may be modified or terminated at any time by the Company following the Termination Date, provided that such change is applicable to senior executives of the Company generally. Notwithstanding the foregoing, the Company’s obligation to provide Welfare Benefits pursuant to this Section 8(b)(ii) will terminate when the Executive commences any employment with any third party during the Two-Year Severance Period (or, if later, when any applicable waiting periods for welfare benefit coverage with such third-party employer have expired).

(iii) Options and Other Equity Rights. On the Termination Date, all options, shares of restricted stock and other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will vest and become exercisable (and any restrictions on the restricted stock, including the risk of forfeiture, set forth in the applicable restricted stock agreement will be lifted).

(c) Constructive Termination. If at any time during the Term, Executive’s responsibilities are substantially reduced from the responsibilities he has on the Commencement Date, whether before or after the occurrence of a Change of Control, then Executive may, during the one-month period commencing after the expiration of the Trial Period, terminate this Agreement. In the event Executive terminates this Agreement pursuant to this Section 8(c), the Company will pay the amount and make available the benefits specified below:

(i) Cash Payment. The Executive will receive an amount equal to 75% of the average of his total cash compensation (including bonus) for the preceding two calendar years. Such payment will be made in a single lump sum within 15 calendar days after the Termination Date.

(ii) Welfare Benefits. During the nine-month period beginning on the Termination Date (the “Nine-Month Severance Period”), the Company will continue to provide the Executive with any Welfare Benefits that he was receiving from the Company immediately prior to the Termination Date. Such Welfare Benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the cost of benefits or coverage) under which the Executive was entitled to participate immediately prior to the Termination Date. Such Welfare Benefits may be modified or terminated at any time by the Company following the Termination Date, provided that such change is applicable to senior executives of the Company generally. Notwithstanding the foregoing, the Company’s obligation to provide Welfare Benefits pursuant to this Section 8(c)(ii) will terminate when the Executive commences any employment with any third party during the Nine-Month Severance Period (or, if later, when any applicable waiting periods for welfare benefit coverage with such third-party employer have expired).

(iii) Options and Other Equity Rights. On the Termination Date, 50% of all options, shares of restricted stock and other equity rights that are evidenced by each grant of options, shares of restricted stock or other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will vest and become exercisable and the other 50% of the options, shares of restricted stock or other equity rights evidenced by each such grant will terminate and be forfeited by Executive (and, with respect to the shares of restricted stock that become vested, any restrictions on such shares, including the risk of forfeiture, set forth in the applicable restricted stock agreement for such shares will be lifted).

(d) Termination Without Cause. If (i) the Executive’s employment hereunder is terminated during the Term by the Company (other than pursuant to Section 8(b), (c) or (e) or as a result of the Executive’s death or Disability) or (ii) at any time during the Term, Executive’s base salary is reduced by the Board of Directors or the Compensation Committee below the then-current amount and, within one month after such reduction, Executive terminates this Agreement; then the Company will pay the amount and make available the benefits specified below (provided that nothing in this Section 8(d) shall limit Executive’s rights to proceed under Section 8(b) instead of this Section 8(d) if the conditions set forth in Section 8(b) are met):

(i) Cash Payment. The Executive will receive an amount equal to his total cash compensation (including bonus) for the immediately-preceding calendar year. Such payment will be made in a single lump sum within 15 calendar days after the Termination Date.

(ii) Welfare Benefits. During the one-year period beginning on the Termination Date (the “One-Year Severance Period”), the Company will continue to provide the Executive with any Welfare Benefits that he was receiving from the Company immediately prior to the Termination Date. Such Welfare Benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the cost of benefits or coverage) under which the Executive was entitled to participate immediately prior to the termination Date. Such Welfare Benefits may be modified or terminated at any time by the Company following the Termination Date, provided that such change is applicable to senior executives of the Company generally. Notwithstanding the foregoing, the Company’s obligation to provide Welfare Benefits pursuant to this Section 8(d)(ii) will terminate when the Executive commences any employment with any third party during the One-Year Severance Period (or, if later, when any applicable waiting periods for welfare benefit coverage with such third-party employer have expired).

(iii) Options and Other Equity Rights. On the Termination Date, 50% of all options, shares of restricted stock and other equity rights that are evidenced by each grant of options, shares of restricted stock or other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will vest and become exercisable and the other 50% of the options, shares of restricted stock or other equity rights evidenced by each such grant will terminate and be forfeited by Executive (and, with respect to the shares of restricted stock that become vested, any restrictions on such shares, including the risk of forfeiture, set forth in the applicable restricted stock agreement for such shares will be lifted).

(e) Termination for Cause. If the Executive’s employment hereunder is terminated during the Term by the Company for Cause, the Executive will be entitled to no salary or Welfare Benefits (other than as required by law) which might otherwise accrue after the Termination Date. On the Termination Date, all options, shares of restricted stock and other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will terminate and be forfeited by Executive.

(f) Termination or Resignation by Executive. If Executive voluntarily resigns or terminates his employment hereunder during the Term (other than pursuant to Section 8(b), (c) or (d)), then Executive will be entitled to no salary or Welfare Benefits (other than as required by law) which might otherwise accrue after the Termination Date. On the Termination Date, all options, shares of restricted stock and other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will terminate and be forfeited by Executive.

(g) Release. Acceptance by the Executive of any amounts pursuant to this Section 8 will constitute a full and complete release by the Executive of any and all claims the Executive has or may have against the Company, its officers, directors and affiliates, including without limitation claims he might have relating to the Executive’s cessation of employment with the Company; provided, however, that there will be excluded from the scope of such release claims that the Executive has or may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during his course of employment consistent with this Agreement.

(h) Internal Revenue Code Limitations. Notwithstanding anything contained in this Agreement to the contrary, if the “present value” (as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto) of amounts and benefits otherwise payable to the Executive pursuant to this Agreement, when added to the “present value” (as determined under Section 280G of the Code or any successor provision thereto) of any other “parachute payments” (as that term is defined in section 280G of the Code or any successor provision thereto) from the Company, would exceed an amount (the “299% Amount”) equal to 299% of the Executive’s “base amount” (as that term is defined in Section 280G of the Code (without regard to Section 280G(b)(2)(A)(ii) thereof) or any successor provision thereto), the amounts and benefits payable under this Agreement will be reduced to the minimum extent necessary so that the aggregate present value determined in the previous clause does not exceed the 299% Amount; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate amounts and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in the amounts or benefits payable under this Agreement or otherwise is required pursuant to the preceding sentence will be made, if requested by the Executive or the Company, by such tax counsel as may be selected by the Company’s independent accountants and reasonably acceptable to the Executive. The fact that the Executive has his right to payments under this Agreement reduced as a result of the existence of the limitations contained in this Section 8(h) will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

(i) Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Affiliate” means with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate.

(ii) “Beneficial Owner” means a “beneficial owner” as such term is defined in Rule 13d-3 of the Exchange Act.

(iii) “Cause” means:

(1) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice requesting substantial performance is delivered to the Executive by the Board, which notice identifies in reasonable detail the manner in which the Board believes the Executive has not substantially performed his duties;

(2) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; or

(3) a material breach of Section 9.

(iv) “Change of Control” of the Company means the occurrence at any time after the date hereof of (1) any Person or Group of Persons (other than The Hampstead Group, L.L.C. or an Affiliate thereof) becoming for the first time the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (“Voting Stock”), other than as a result of a transfer or series of related transfers of Voting Stock from a Person or Group of Persons who immediately prior to such transfer or transfers was the Beneficial Owner, and who after giving effect to such transfer or transfers continues to be the Beneficial Owner, of more than fifty percent (50%) of the Voting Stock of the Company, (2) a merger or consolidation of the Company with or into another Person (other than The Hampstead Group, L.L.C. or an Affiliate thereof) or the merger of another Person (other than The Hampstead Group, L.L.C. or an Affiliate thereof) into the Company as a consequence of which those Persons who held all of the Voting Stock of the Company immediately prior to such merger or consolidation do not hold either directly or indirectly a majority of the Voting Stock of the Company (or, if applicable, the surviving company of such merger or consolidation) after the consummation of such merger or consolidation, or (3) the consummation of a going private transaction (of the type described in Rule 13e-3(a)(3) of the Exchange Act) as a result of which the Company is no longer required to file (and does not in fact file) periodic reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

(v) “Disability” means the Executive’s incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties.

(vi) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii) “Group” means a “group” as such term is used in Rule 13d-3 of the Exchange Act.

(viii) “Person” means an individual or entity.

(ix) “Trial Period” means the period commencing on the date that Executive’s responsibilities are substantially reduced hereunder and ending three months thereafter.

      9.  Confidentiality and No Hire Agreement.

(a) Confidentiality. The Executive acknowledges that, in the course of his employment by the Company, he has access to and has become aware of and informed of, and will continue to have access to and become aware of and informed of, confidential and/or proprietary information which is a competitive asset of the Company, including without limitation (i) the terms of any agreements between the Company and third parties, (ii) marketing strategies and marketing methods, (iii) development ideas and strategies, (iv) personnel training and development programs, (v) financial results, (vi) strategic plans and demographic analyses, (vii) proprietary computer and systems software, and (viii) any non-public information concerning the Company, its employees, suppliers or customers (collectively, “Confidential Information”). The Executive will keep all Confidential Information in strict confidence during the Term and thereafter and will never directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive’s obligations of confidentiality hereunder will survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information becomes, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive’s obligations under this Section 9 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

(b) No Hire Agreement. For a period of two years from the Termination Date, the Executive will not directly or indirectly induce or attempt to induce any employee of the Company to leave the employment of the Company or to accept any other employment or position unless (in each case prior to such inducement or attempted inducement) such employee has been terminated as an employee of the Company by the Company.

(c) Specific Performance. The Executive acknowledges that a violation of any of the provisions of this Section 9 could cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation could be inadequate.

Accordingly, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity or proof of actual damages, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the parties hereto that damages, the forfeitures described above and injunctions are proper modes of relief and are not to be considered as alternative remedies.

      10.  Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that, except as aforesaid, no representations, inducements, promises or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no other agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement will be valid or binding on either party.

      11.  Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

      12.  Successors and Binding Agreement.  This Agreement will be binding upon and inure to the benefit of and be enforceable by (i) the Company and any successor to the Company (including a successor to the Company in a Change of Control transaction), including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company and (ii) the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement is personal in nature and neither of the parties hereto may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

      13.  Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Chairman of the Board of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      14.  Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

      15.  Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

      16.  Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 8 and 9 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

      17.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

      18.  Additional Considerations.  In connection with the annual review of the Executive’s base salary, bonus and other compensation under this Agreement, the Compensation Committee may consider without limitation the compensation of executive officers at similarly situated companies performing comparable functions as the Executive.

      19.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first written above.

BRISTOL HOTELS & RESORTS

By:	/s/ J. Peter Kline

J. Peter Kline,
Chief Executive Officer

EXECUTIVE

By:	/s/ Jeffrey P. Mayer

Jeffrey P. Mayer

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